Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 22, 2019 by and Bioceres LLC, a Delaware limited liability company, and Bioceres S.A., a company organized under the laws of Argentina (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, $0.0001 par value per share, of Bioceres Crop Solutions Corp. Each Party hereto agrees that the Schedule 13D, dated March 22, 2019 relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

BIOCERES LLC

By	/s/ Federico Trucco
	Name:	Federico Trucco
	Title:	Chief Executive Officer
	Date:	March 22, 2019

BIOCERES S.A.

By	/s/ Federico Trucco
	Name:	Federico Trucco
	Title:	Chief Executive Officer
	Date:	March 22, 2019